Exhibit 5.1

[Letterhead of Debevoise & Plimpton LLP]

May 17, 2016

Tribune Media Company

435 North Michigan Avenue

Chicago, Illinois 60611

Registration Statement on Form S-8

of Tribune Media Company

Ladies and Gentlemen:

We have acted as special counsel to Tribune Media Company, a Delaware corporation (the “Company”), in connection with the filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”), relating to the registration of up to 5,300,000 shares of the Company’s Class A Common Stock, par value $0.001 per share (the “Common Stock”), up to 5,100,000 of which shares may be issued pursuant to the Tribune Media Company 2016 Incentive Compensation Plan, and up to 200,000 of which shares may be issued pursuant to the 2016 Tribune Media Company Stock Compensation Plan for Non-Employee Directors (together, the “Plans”).

In rendering the opinion expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of the Plans and such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinion, (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and (c) made such investigations of law as we have deemed necessary or appropriate as a basis for such opinion. In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies and (iv) the legal capacity of all natural persons executing documents.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that the 5,300,000 shares of Common Stock that are reserved for issuance pursuant to the Plans have been duly authorized and, when issued in accordance with the terms of the respective Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, as currently in effect.

Very truly yours,

/s/ Debevoise & Plimpton LLP